Exhibit 99.1 (b) 3
Normalized
CONSOLIDATED STATEMENTS OF INCOME
NDCHealth Corporation and Subsidiaries

(In thousands, except per share data)

	Three Months Ended
	May 31, 2002	May 31, 2001
Revenues:
Information management	$40,173	$37,190
Network services and systems	54,331	46,927

	94,504	84,117

Operating expenses:
Cost of service	47,588	41,504
Sales, general and administrative	19,369	18,663
Depreciation and amortization	5,948	8,420

	72,905	68,587

Operating income	21,599	15,530

Other income (expense):
Interest and other income	639	624
Interest and other expense	(2,537)	(2,348)
Minority interest in losses	183	413

	(1,715)	(1,311)

Income before income taxes and equity in losses of affiliated companies
Information management	7,753	5,045
Network services and systems	12,131	9,174

	19,884	14,219

Provision for income taxes	7,157	5,474

Income before equity in losses of affiliated companies	12,727	8,745
Equity in losses of affiliated companies, net of income taxes	(314)	(299)

Net income	$12,413	$8,446

Basic earnings per share:	$0.36	$0.25

Shares	34,260	33,970
Diluted earnings per share:	$0.35	$0.24

Shares	39,331	35,368

Normalized results for the three months ended May 31, 2001 exclude revenues and operating expenses related to divested businesses of $4.3 million and $4.5 million respectively, and valuation adjustment in Medscape investment of $7.0 million.